                                                                   EXHIBIT 99.2


                     [LETTERHEAD OF SL GREEN REALTY CORP.]

CONTACT
David Nettina
President & Chief Operating Officer
-or-
Thomas E. Wirth
Chief Financial Officer
(212) 594-2700

FOR IMMEDIATE RELEASE

SL GREEN REALTY CORP. REPORTS 21% GAIN IN THIRD QUARTER FFO

THIRD QUARTER HIGHLIGHTS

o  21% FFO increase, $0.70 per share (diluted) versus $0.58 prior year
o  14% same store portfolio cash NOI growth
o  Announced sales of 17 Battery South and 90 Broad Street
o Announced the purchases of One Park Avenue, 1370 Broadway, and 180 Madison Avenue
o  Refinanced 420 Lexington Avenue; generating $70 million in net liquidity

FINANCIAL RESULTS

NEW YORK, NY, OCTOBER 25, 2000 - SL Green Realty Corp. (NYSE:SLG) reported a 21% increase in operating results for the three months ended September 30, 2000. During this period funds from operations (FFO) before minority interest totaled $20.1 million, or $0.70 per share (diluted), compared to $15.9 million, or $0.58 per share for the same quarter in 1999.

Total revenues increased 11% in the third quarter to $60.9 million compared to $54.7 million last year. The $6.2 million growth in revenue resulted from:

     o  2000 same store portfolio ($5.5 million)
     o  Investment income ($3.4 million)
     o  1999 acquisitions ($1.0 million)

These revenue increases were partially offset by reduced revenues of properties sold ($1.8 million) or contributed to unconsolidated joint ventures ($1.9 million).

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


During the quarter, the Company received $8.7 million and, after transaction costs and deferred compensation awards, recorded a gain of $5.6 million, resulting from the early redemption of a preferred equity investment in 1370 Avenue of Americas and sale of the property. The gain on the redemption is not reflected in the Company's FFO results, as it is excluded from the definition of FFO. In connection with this transaction, the Company received $0.7 million in accelerated investment income that is included in the Company's FFO results.

Same store cash NOI increased $2.9 million, or 14%, to $23.5 million over the same period in the prior year. Cash NOI margins before ground rent improved year over year from 54.9% to 55.6%. The improvement in cash NOI was driven primarily by a $4.8 million increase in cash revenue due to:

     o A 30% increase in replacement rents over previously fully-escalated rents ($1.7 million)
     o  Reduced free rent as many properties reached stabilization
        ($0.3 million)
     o  Increased occupancy from 95% to 98% ($1.0 million)
     o  Rent steps from current in-place tenants ($0.5 million)
     o $1.5 million increase in escalation and reimbursement income primarily from increased electric recoveries ($1.1 million)

The increase in revenue was partially offset by a $2.0 million or 20% increase in operating costs, over half of which was related to higher utility costs ($1.2 million) and the remainder from increased payroll and cleaning costs ($0.6 million). The increased payroll and cleaning costs relate to increased overtime payroll ($0.2 million) charged back to tenants, lower prior year costs related to benefit refunds ($0.2 million), and 5% higher labor costs ($0.2 million). Approximately 75% of the electric increase was recovered from tenants under the utility clause of their lease. In addition, real estate taxes increased due to higher assessed values at several properties ($0.2 million).

The Company's EBITDA increased $6.2 million, resulting in increased margins before ground rent of 65.4% compared to 57.7% for the same period last year and after ground rent margin improvement of 59.7% from 51.6% in the corresponding period. Margin improvement was driven by each of the Company's real estate investment themes:

         o  GAAP NOI of $2.9 million;
            -  $2.8 million increase from same store portfolio
               (12% improvement)
            -  $1.7 million increase from 1999 acquisitions
            -  $0.4 million increase from joint ventures
            - $2.0 decrease from properties sold or contributed to a joint venture
         o  Income from structured finance, $3.5 million, and other $0.1 million
         o Reduced MG&A, $0.4 million primarily due to increased allocation of costs to the service corporation and joint ventures

These increases in EBITDA were offset by ($0.7 million) from minority interest in joint ventures.

FFO improved $4.2 million as a result of:

         o  $6.2 million increase in EBITDA
         o $0.7 million increase in income from unconsolidated joint ventures, and
         o $0.4 million from the acquisition of the minority interest in the BMW building.

These improvements were offset in part by higher interest costs ($2.9 million) associated with: higher average debt levels due to acquisition and new investment debt ($1.6 million), the higher average debt levels due to the funding of ongoing capital projects and working capital requirements ($0.5 million), and higher interest rates from floating rate debt ($0.8 million).

At the end of the quarter, consolidated debt totaled $472.1 million, reflecting a debt to market capitalization ratio of 35.2%.

NEW INVESTMENTS TO DATE

On September 21, 2000, the Company entered into an agreement to purchase 1370 Broadway for $50.4 million. This 16-story, 255,000 square foot office building is located in the heart of Times Square, directly across the street from 1372 Broadway, another SL Green building. In-place rents are approximately $27.72, approximately 38% below current market levels. The acquisition will be funded through the Company's unsecured line of credit. This transaction is scheduled to close in January 2001.

On September 22, 2000, the Company, via a joint venture with Morgan Stanley Real Estate Fund III ("MSREF"), entered into an agreement to purchase 180 Madison Avenue for $41.25 million. The property consists of 265,000 square feet over 23 floors. It is located at the corner of 34th Street and Madison Avenue. SL Green will purchase a 49.9% interest in the property. The Company intends to use the acquisition to effect a Section 1031 tax-free exchange in order to partially defer the capital gain resulting from the sale of 90 Broad Street. SL Green will assume managing and leasing responsibilities for the property. This transaction is scheduled to close in December 2000.

On September 28, 2000, the Company entered into an agreement to purchase various ownership and mortgage interests in One Park Avenue for $233.9 million. This 913,000 square foot, 20-story office building is located between 32nd and 33rd Streets with full block prominence on Park Avenue. The Company also acquired an option to purchase the ground lease position. The acquisition will be financed with a mortgage loan from Lehman Brothers Holdings, Inc. and the Company's unsecured line of credit. This transaction is scheduled to close in January 2001.

The Company announced that it has entered into contracts for the sale of two downtown properties:

     The first is located at 90 Broad Street. This property is owned through a joint venture partnership with MSREF, and the Company owns a 35% interest in this partnership. The


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property is approximately 339,000 square feet with a contracted sales price of
$60 million, or $177 per square foot. The sale is scheduled to close in November 2000.

     The second is a wholly-owned property located at 17 Battery Place South. This property is approximately 400,000 square feet with a contracted sales price of $53 million or $132 per square foot. The sale is expected to occur in December 2000.

At September 30, 2000, SL Green's portfolio consisted of interests in 23 properties, aggregating 9.1 million square feet. Since September 30, 1999, the portfolio has grown by a net 0.6 million square feet, or 7%.

SL Green Realty is a self-administered and self-managed real estate investment trust ("REIT") that acquires, owns and manages a Class B Manhattan office portfolio. The Company is the only publicly held REIT which exclusively specializes in this niche.


                            Financial Tables attached

    To receive SL Green's latest news release and other corporate documents, including the Third Quarter Supplemental Data, via FAX at no cost, please contact the Investor Relations office at 212-216-1601. All releases and supplemental data can also be downloaded directly
                          from the SL Green website at:

                                WWW.SLGREEN.COM.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION BASED UPON THE COMPANY'S CURRENT BEST JUDGMENT AND EXPECTATIONS. ACTUAL RESULTS COULD VARY FROM THOSE PRESENTED HEREIN. THE RISKS AND UNCERTAINTIES ASSOCIATED WITH FORWARD-LOOKING INFORMATION IN THIS RELEASE INCLUDE THE STRENGTH OF THE COMMERCIAL OFFICE AND INDUSTRIAL REAL ESTATE MARKETS IN NEW YORK, COMPETITIVE MARKET CONDITIONS, UNANTICIPATED ADMINISTRATIVE COSTS, TIMING OF LEASING INCOME, GENERAL AND LOCAL ECONOMIC GROWTH, INTEREST RATES AND CAPITAL MARKET CONDITIONS. FOR FURTHER INFORMATION, PLEASE REFER TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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



                              SL GREEN REALTY CORP.
                            STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       Three Months Ended       Nine Months Ended
                                                                                             Sept 30                Sept 30
                                                                                        2000        1999       2000         1999
                                                                                    ---------------------   -----------------------
                                                                                          (unaudited)              (unaudited)
REVENUE:
Rental revenue, net                                                                 $  47,647   $  45,080   $ 140,998    $ 129,267
Escalations & reimbursement revenues                                                    7,593       6,856      18,941       16,473
Signage Rent                                                                              496         559       1,593        1,112
Investment income                                                                       4,968       1,469       9,903        3,731
Other income                                                                              170         688         693        1,545
                                                                                    ---------   ---------   ---------    ---------
  Total revenues                                                                       60,874      54,652     172,128      152,128
                                                                                    ---------   ---------   ---------    ---------
EXPENSES:
Operating expenses                                                                     15,260      14,293      41,893       36,778
Ground rent                                                                             3,164       3,183       9,505        9,572
Interest                                                                               10,698       7,772      30,243       19,722
Depreciation and amortization                                                           8,300       7,677      24,519       19,705
Real estate taxes                                                                       7,299       7,481      21,688       21,904
Marketing, general and administrative                                                   2,540       2,979       8,517        8,387
                                                                                    ---------   ---------   ---------    ---------
  Total expenses                                                                       47,261      43,385     136,365      116,068
                                                                                    ---------   ---------   ---------    ---------
Income before minority interests, preferred stock dividends,
gain on sales, extraordinary item, service corporation and joint venture income        13,613      11,267      35,763       36,060
Equity in net income from affiliates                                                       71         223         609          551
Equity in net income from unconsolidated joint ventures                                   586         151       2,209          151
Minority interests                                                                     (1,496)     (1,169)     (4,964)      (4,262)


Extraordinary losses                                                                       --          --        (430)        (628)

Gain on sale of rental properties/investments                                           5,624          --      24,646           --
Preferred stock dividends and accretion                                                (2,407)     (2,399)     (7,220)      (7,198)
                                                                                    ---------   ---------   ---------    ---------
  Net income available to common shareholders                                       $  15,991   $   8,073   $  50,613    $  24,674
                                                                                    =========   =========   =========    =========
Basic earnings per share                                                            $    0.65   $    0.33   $    2.08    $    1.02
Diluted earnings per share                                                          $    0.64   $    0.33   $    2.05    $    1.02

FUNDS FROM OPERATIONS (FFO)
FFO per share (Basic)                                                               $    0.74   $    0.60   $    2.05    $    1.72
FFO per share (Diluted)                                                             $    0.70   $    0.58   $    1.97    $    1.68
FFO CALCULATION:
Income before minority interests, extraordinary items, preferred stock
  dividends and gains on sales                                                      $  14,270      11,641   $  38,581    $  36,762
LESS:
Preferred stock dividend                                                               (2,300)     (2,300)     (6,900)      (6,900)
Minority interest in commercial property                                                   --        (354)         --       (1,765)
ADD:
Joint venture FFO adjustment                                                              842         120       2,468          120
Depreciation and amortization                                                           8,300       7,677      24,519       19,705
Amortization of deferred financing costs and depreciation of non-real estate assets    (1,042)       (878)     (3,105)      (2,140)
                                                                                    ---------   ---------   ---------    ---------
FFO - BASIC                                                                            20,070      15,906      55,563       45,782
Add:  Preferred stock dividends                                                         2,300       2,300       6,900        6,900
                                                                                    ---------   ---------   ---------    ---------
FFO - DILUTED                                                                       $  22,370   $  18,206   $  62,463    $  52,682
                                                                                    =========   =========   =========    =========
Basic ownership interests
   Weighted average REIT common shares                                                 24,458      24,200      24,329       24,195
   Weighted average partnership units held by minority interest                         2,346       2,428       2,385        2,428
                                                                                    ---------   ---------   ---------    ---------
Basic weighted average shares and units outstanding                                    26,804      26,628      26,714       26,623
                                                                                    =========   =========   =========    =========
Diluted ownership interest
   Weighted average REIT common and common share equivalent share                      24,954      24,278      24,678       24,258
   Weighted average partnership units held by minority interests                        2,346       2,428       2,385        2,428
   Common share equivalents for preferred stock                                         4,699       4,699       4,699        4,699
                                                                                    ---------   ---------   ---------    ---------
Diluted weighted average equivalent shares and units outstanding                       31,999      31,405      31,762       31,385
                                                                                    =========   =========   =========    =========



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                              SL GREEN REALTY CORP
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in Thousands)

                                                                                                    Sept 30,           December 31,
                                                                                                      2000                 1999
                                                                                                  ------------         -----------
                                                                                                   (unaudited)
ASSETS
Commercial real estate properties, at cost:
Land and land interests ................................................................          $   125,572           $   132,081
Buildings and improvements .............................................................              609,089               632,004
Building leasehold .....................................................................              137,441               132,573
Property under capital lease ...........................................................               12,208                12,208
                                                                                                  -----------           -----------
                                                                                                      884,310               908,866
Less accumulated depreciation ..........................................................              (72,179)              (56,983)
                                                                                                  -----------           -----------
                                                                                                      812,131               851,883

Properties held for sale ...............................................................               49,890                25,835
Cash and cash equivalents ..............................................................               14,064                21,561
Restricted cash ........................................................................               34,583                34,168
Tenant and other receivables, net $1,930 and $938 reserve in 2000 and 1999,
   respectively ........................................................................                9,132                 5,747
Related party receivables ..............................................................                  964                   463
Deferred rents receivable net of provision for doubtful accounts of
   $5,002 and $5,337 in 2000 and 1999, respectively ....................................               43,452                37,015
Investment in and advances to affiliates ...............................................                7,943                 4,978
Investment in unconsolidated joint ventures ............................................               59,632                23,441
Mortgage loans and preferred investments ...............................................               49,903                20,000
Deferred costs, net ....................................................................               37,924                30,540

Other assets ...........................................................................               34,100                15,611
                                                                                                  -----------           -----------
Total assets ...........................................................................          $ 1,153,718           $ 1,071,242
                                                                                                  ===========           ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
Mortgage notes payable .................................................................          $   345,351           $   352,693
Revolving credit facility ..............................................................              126,752                83,000
Accrued interest payable ...............................................................                3,069                 2,650
Accounts payable and accrued expenses ..................................................               28,045                17,167
Deferred revenue .......................................................................                1,444                   306
Capitalized lease obligations ..........................................................               15,242                15,017
Deferred land lease payable ............................................................               12,805                11,611
Dividend and distributions payable .....................................................               12,065                11,947
Security deposits ......................................................................               18,951                18,905
                                                                                                  -----------           -----------
Total liabilities ......................................................................              563,724               513,296
                                                                                                  -----------           -----------

Minority interests .....................................................................               41,753                41,494

8% Preferred Income Equity Redeemable Stock $0.01 par value,
   $25.00 mandatory liquidation preference 25 million shares
   authorized, 4.6 million outstanding in 2000 and 1999 ................................              110,667               110,348



STOCKHOLDERS' EQUITY
         Common stock, $.01 par value 100,000 shares
            authorized, 24,516 and 24,184 issued and
            outstanding in 2000 and 1999, respectively .................................                  245                   242
         Additional paid-in capital ....................................................              428,635               421,958
         Deferred compensation plan ....................................................               (5,939)               (6,674)
         Distributions in excess of earnings ...........................................               14,633                (9,422)
                                                                                                  -----------           -----------
Total stockholders' equity .............................................................              437,574               406,104
                                                                                                  -----------           -----------
Total liabilities and stockholders' equity .............................................          $ 1,153,718           $ 1,071,242
                                                                                                  ===========           ===========


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


                              SL GREEN REALTY CORP.
                        SELECTED OPERATING DATA--UNAUDITED



                                                 SEPTEMBER 30, 2000       DECEMBER 31, 1999
                                                 ------------------       -----------------
OPERATING DATA:

Net rentable area at end of period (in 000's)(1)       9,130                  8,540
Portfolio occupancy percentage at end of period           98%                    97%
Same Store occupancy percentage at end of period          98%                    97%
Number of properties in operation                         23                     24

(1) Includes wholly-owned and minority owned properties.



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